Exhibit 16.1

December 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Morgan Stanley Smith Barney Spectrum Strategic L.P.’s Form 8-K dated December 7, 2016, and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Very truly,

/s/ Deloitte & Touche LLP

New York, New York

December 7, 2016